REPORT OF INDEPENDENT ACCOUNTANTS


Board of Directors of Cowen Income + Growth Fund, Inc.
Board of Directors of Cowen Funds, Inc.
Board of Directors of SG Cowen Series Funds, Inc.
SG Cowen Securities Corporation

We have examined the accompanying description of the multiple distribution system of SG Cowen Securities Corporation (the "Advisor") for calculating the net asset value and dividends and distributions with respect to the allocation of income and expenses to the three classes of shares of the SG Cowen Group of Funds listed on Exhibit I (the "Funds"). Our examination included procedures to obtain reasonable assurance about whether (1) the accompanying description presents fairly, in all material respects, the aspects of the Advisor's policies and procedures that may be relevant to the Funds' internal control, (2) the internal control policies and procedures included in the description were suitably designed to achieve the control objectives specified in the description if those policies and procedures were complied with satisfactorily, and the Funds' organization applied the internal control policies and procedures contemplated in the design of the Advisor's policies and procedures, and (3) such policies and procedures were in existence as of November 30, 1998. The control objectives were specified by the Advisor. Our examination was performed in accordance with standards established by the American Institute of Certified Public Accountants and included those procedures we considered necessary in the circumstances to obtain a reasonable basis for rendering our opinion.

In our opinion, the accompanying description of the aforementioned multiple distribution system presents fairly, in all material respects, the relevant aspects of the Advisor's policies and procedures that had been placed in operation as of November 30, 1998. Also, in our opinion, the policies and procedures, as described, are suitably designed to provide reasonable assurance that the specified control objectives would be achieved if the described policies and procedures were complied with satisfactorily.

In addition to the procedures we considered necessary to render our opinion as expressed in the previous paragraph, we applied tests to specific policies and procedures, listed in the attached description, to obtain evidence about their effectiveness in meeting the specific control objectives described in the attached description of the system, during the period from December 1, 1997 to November 30, 1998. The specific policies and procedures and the nature, timing, extent, and resultsof the tests are listed in the attached description. In our opinion, the policies and procedures that were tested, as described in the attached description, were operating with sufficient effectiveness to provide reasonable, but not absolute, assurance that the specific control objectives specified in the attached description were achieved during the period from December 1, 1997 to November 30, 1998 However, the scope of our engagement did not include tests to determine whether specific control objectives not listed in the attached description were achieved; accordingly, we express no opinion on the achievement of control objectives not included in the attached description.

The description of policies and procedures at the Advisor is as of November 30,
1998, and information about tests of operating effectiveness of specified policies and procedures covers the period from December 1, 1997 to November 30, 1998. Any projection of such information to the future is subject to the risk that, because of change, the description may no longer portray the system in existence. The potential effectiveness of specific policies and procedures at the Advisor is subject to inherent limitations and, accordingly, errors or fraud may occur and not be detected. Furthermore, the projection of any conclusions, based on our findings, to future periods is subject to the risk that changes may alter the validity of such conclusions.

This report is intended solely for the use by the Board of Directors of the Funds and management of the Advisor, and the Securities and Exchange Commission and is not intended to and should not be by anyone other them these specified parties.



                                     ERNST & YOUNG LLP

New York, New York
January 8, 1999